EXHIBIT 23.6

CONSENT OF APSIS CONSULTORIA EMPRESARIAL LTDA.

We hereby consent to the inclusion of an English-language translation of our Valuation Report of the Common and Preferred Shares of Companhia de Bebidas das Américas - Ambev (“Ambev”) (SP-0050/13-02), dated April 26, 2013, and delivered to Ambev S.A. (“Newbev”) for purposes of Sections 8 and 252 of the Brazilian Corporation Law (the “Valuation Report”) as an exhibit to the Registration Statement on Form F-4 of Newbev filed with the U.S. Securities and Exchange Commission relating to the proposed stock swap merger of Ambev with Newbev (the “Registration Statement”), and to the references to our firm and the Valuation Report in the Registration Statement and the prospectus included therein. In giving such consent, we do not admit and we hereby disclaim that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended (the “Act”), or the rules and regulations of the U.S. Securities and Exchange Commission thereunder (the “Regulations”), nor do we admit that we are experts with respect to any part of such Registration Statement and the prospectus included therein within the meaning of the term “experts” as used in the Act or the Regulations.

São Paulo, Brazil, May 17, 2013.

Apsis Consultoria Empresarial Ltda.

By	/s/ Renata Pozzato Carneiro Monteiro

Name:	Renata Pozzato Carneiro Monteiro
Title:	Executive Officer